Applied Energetics Announces Voluntary De-Listing from NASDAQ Capital Markets and Expects its Shares to be Quoted on the OTCBB and OTCQB Markets

TUCSON, Ariz. — December 15, 2011— Applied Energetics, Inc., (NASDAQ: AERG), announced today that it has notified The NASDAQ Stock Market LLC (“NASDAQ”) of its intent to delist its common stock from The NASDAQ Capital Markets at the opening of business on December 21, 2011 and that a market maker for the Company’s stock has filed an application with the Financial Industry Regulation Authority (FINRA) to list the Company’s stock on the OTC Bulletin Board (OTCBB) effective December 21, 2011. The Company’s stock will also be eligible for immediate trading on the OTCQB tier of OTC Markets commencing on December 21, 2011. The OTCQB is a market tier for OTC-traded companies that are registered and reporting with the Securities and Exchange Commission. The Company has also been advised that its shares will trade under the symbol AERG. Investors will be able to view real-time stock quotes for AERG at www.otcmarkets.com

On December 12, 2011, the Company received a notification from the NASDAQ stating Applied Energetics has not regained compliance with NASDAQ's Listing Rule 5500(a)(2), which requires that the bid price of a common share listed on The NASDAQ Capital Market close at a minimum of $1.00 per share within the 180 calendar day grace period ending  December  9, 2011. NASDAQ's notice indicated Applied Energetics common shares will be de-listed at the opening of business on December 21, 2011.

About Applied Energetics, Inc.
Applied Energetics develops and manufactures ultrafast lasers, high voltage electron beam systems, and other applied energy systems for commercial applications and the U.S. Government.  Through the establishment of our core technologies for military applications, we have gained expertise and proprietary knowledge in high performance lasers, high-voltage electronics, advanced dynamic optics and atmospheric and plasma interactions.  Potential industrial applications include micromachining for the medical, aerospace, electronic, and automotive industries, materials processing applications such as cross-linking of polymers, sterilization of medical equipment and other uses requiring compact, high energy systems.

For more information about Applied Energetics, please visit www.appliedenergetics.com.

Contact:
Kevin McGrath
Cameron Associates
212.245.4577
Kevin@cameronassoc.com